Exhibit 1.2

[OFFICIAL TRANSLATION]

AKTA

Dated Number	: January 28, 2010 : =123=

NOTARY SUTJIPTO, S.H., M.Kn.

LETTER OF DECREE OF MINISTER OF JUSTICE

OF REPUBLIC OF INDONESIA

NO.: M – 13 – HT/03.05 – TH. 1988 DATED: APRIL 11, 1988

REGISTERED AS CAPITAL MARKET SUPPORTING PROFESSION

NUMBER: 11/STTD-N/PM/1996, DATED MARCH 20, 1996.

MENARA SUDIRMAN LANTAI 18

JL. JEND SUDIRMAN KAV. 60 JAKARTA – 12190

TELP. 5204778 (HUNTING) FAX. 5204779 – 5204780

E-mail : sutjipto@indosat.net.id

DECLARATION OF MEETING RESOLUTION ON AMENDMENT TO ARTICLES OF ASSOCIATION OF PT INDOSAT Tbk

DECLARATION OF MEETING RESOLUTION ON

AMENDMENT TO ARTICLES OF ASSOCIATION OF

PT INDOSAT Tbk

Number 123

On this day, Thursday, dated the twenty-eighth day of January two thousand ten (28-1-2010), at 15:05 WIB (fifteen five minutes Western Indonesia Time), appears before me, AULIA TAUFANI, Sarjana Hukum, by virtue of Letter of Decision of Central Supervising Council of Notary dated 3rd (third) day of September 2009 (two thousand nine) Number 14/KET.CUTI-MPPN/III-14/2009, as the substitute of Mr. SUTJIPTO, Sarjana Hukum, Notary practicing in Jakarta, the appearer to mention below, in the presence of witnesses whose names will be mentioned at the end of this deed.

Mr. HARRY SASONGKO TIRTOTJONDRO, born in Bandung, dated 17th (seventeenth day of December 1959 (one thousand nine hundred fifty nine), President Director of the limited liability company to mention herein below, residing in Jakarta, Jalan Ciasem III Number 1, Rukun Tetangga 003/Rukun Warga 004, Village of Rawa Barat, Sub-district of Kebayoran Baru, Jakarta Selatan, holder of Residential Identity Card Number 09.5308.171259.0550, Indonesian Citizen.

The appearer acting in his abovementioned capacity shall first of all declare:

•

That on Thursday dated the 28th (twenty-eighth) day of January 2010 (two thousand ten) at Indosat Building Auditorium, Jalan Medan Merdeka Barat Number 21, Jakarta Pusat 10110, there has been held an Extraordinary General Meeting of Shareholders of PT INDOSAT Tbk, a limited liability company duly established in the frame of Law Number one Year one thousand nine hundred sixty seven (Law Number 1/Year 1967) Juncto Law Number Eleven Year One Thousand Nine Hundred Seventy (Law No. 11/1970) regarding Foreign Investment, already revoked and substituted by virtue of Law Number twenty five Year Two Thousand Seven (Law No. 25/Year 2007) regarding Investment, having its domicile in Central Jakarta and address at Jalan Medan Merdeka Barat 21, Gambir, Jakarta Pusat, which articles of association is contained in State Gazette of the Republic of Indonesia dated 29th (twenty-ninth) day of March 1968 (one thousand nine hundred sixty eight) Number 26 Supplement Number 24;

•

The said Articles of Association has been amended several times recently amended entirely by virtue of Law Number 40 Year 2007 (two thousand seven) regarding Limited Liability Company as contained in deed dated 14th (fourteenth) day of July 2008 (two thousand eight) Number 109, drawn up before Notary SUTJIPTO, Sarjana Hukum, already approved by the Minister of Law and Human Rights of the Republic of Indonesia in accordance with his Letter of Decree dated 6th (sixth) day of August 2008 (two thousand eight) Number AHU-48398.AH.01.02/Year 2008 and already publicized in the State Gazette of the Republic of Indonesia dated 24th (twenty-fourth) day of October 2008 (two thousand eight) Number 86 Supplement Number 21195;

•

and lastly amended entirely for adjustment to Regulation Number IX.J.1 regarding Principles of Articles of Association of The Company Conducting Public Offering of Equity Security and Listed Company dated 14th (fourteenth) day of May 2008 (two thousand eight) issued by Capital Market and Financial Institution Supervisory Agency (Bapepam and LK) as contained in deed of mine, Notary dated 11th (eleventh) day of June 2009 (two thousand nine) Number 118, already approved by Minister of Law and Human Rights of the Republic of Indonesia in accordance with his Letter of Decree dated 7th (seventh) day of July 2009 (two thousand nine) Number AHU-31103.AH.01.02.Year 2009;

•	hereinafter shall be referred to as Company;

•	Minutes of Meeting is drawn up before me, Notary on this day under Number 122;

•	hereinafter referred to as Meeting.

•

That in accordance with the provision of Article 13 paragraphs 1 and 2 of the Articles of Association of the Company to hold such Meeting, previously by the Board of Directors of the Company the announcement has been made to the shareholders of the Company by the advertisement in the Indonesian daily newspapers namely INVESTOR DAILY and BISNIS INDONESIA as well as 1 (one) English daily newspaper namely THE JAKARTA POST, all of them are circulated in Jakarta on Tuesday, dated 29th (twenty-ninth) day of December 2009 (two thousand nine), and then continued by invitation issued to the shareholders of the Company by the advertisement in the Indonesian daily newspapers namely INVESTOR DAILY and BISNIS INDONESIA as well as 1 (one) English daily newspaper namely THE JAKARTA POST, all of them are circulated in Jakarta on Wednesday, dated 13th (thirteenth) day of January 2010 (two thousand ten), as well as respectively one exemplar of such newspaper is attached to the minutes of deed of mine, Notary dated today under Number 122;

•

That the Meeting was attended/represented by 1 (one) Series A share and 5,018,829,298 (five billion eighteen million eight hundred twenty nine thousand two hundred ninety eight) Series B shares or 92.36% (ninety two point thirty six percent) of the entire shares already prescribed and paid up fully by the Company to date, namely 1 (one) Series A share and 5,433,933,499 (five billion four hundred thirty three million nine hundred thirty three thousand four hundred ninety nine) Series B shares, each at nominal value Rp 100.00 (one hundred thousand rupiah);

•

thereby by virtue of Article 15 paragraph 1 letter a and Article 28 paragraph 1 of the Articles of Association of the Company, such Meeting shall be valid and entitled to adopt the valid resolutions on anything discussed and resolved in the Meeting and bind the shareholders of the Company;

•	that in the Meeting the Board of Directors has been given the power with substitution rights by the Meeting to contain such resolution of Meeting in a deed of notary.

•	Then now the appearer acting as the abovementioned using such power hereby declares that the Meeting has adopted the resolutions among others:

I.	To approve the amendment of Article 3 of the Articles of Association of the Company thereby it shall henceforth be read as follows:

PURPOSE, OBJECTIVES AND BUSINESS ACTIVITIES

Article 3

1.	Purpose and objective of the Company is to provide telecommunication networks, telecommunication services as well as information technology and/or convergence technology services.

2.	In order to achieve the abovementioned purposes and objectives, the Company may carry out activities including the main business as follows:

a.

To provide telecommunication networks, telecommunication services as well as information technology and/or convergence technology services, including but not limited to provisioning of basic telephony services, multimedia services, internet telephony services, network access point services, internet services, mobile telecommunication networks and fixed telecommunication networks; and

b.	To engage in the payment transaction and money transfer service through telecommunication networks as well as information technology and/or convergence technology.

3.

In order to achieve the abovementioned purposes and objectives and in order to support the main business of the Company as mentioned above, the Company can conduct supporting business activities, as follows:

a.

To plan, to procure, to modify, to build, to provide, to develop and to operate, to lease, to rent, to maintain infrastructure/facilities including resources to support the Company business in providing telecommunication networks, telecommunication services as well as information technology and/or convergence technology services;

b.

To conduct business and operating activities (including development, marketing and sales of telecommunication networks, telecommunication services as well as information technology and/or convergence technology services by the Company), including research, customer services, education and courses both domestic and overseas; and

c.

To conduct other activities necessary to support and/or related with the provision of telecommunication networks, telecommunication services as well as information technology and/or convergence technology services including but not limited to electronic transactions and provision of hardware, software, content as well as telecommunication managed services.

II.	To approve the amendment of Article 15 paragraph 7 of the Articles of Association of the Company thereby it shall henceforth be read as follows:

7.

In the event that the Company intends to conduct a certain conflict of interest transaction and such transaction is not exempted pursuant to the prevailing capital market regulations, such transactions shall obtain the approval of an Extraordinary GMS, which shall be convened under the following requirements:

a.	the shareholders having conflict of interest shall be deemed to have rendered the same resolution with the resolution adopted by the independent shareholders with no conflict of interest;

b.

the GMS shall be attended by the independent shareholders or their lawful proxies representing more than  1/2 (one half) of total shares with valid voting rights owned by the independent shareholders and the resolution shall be lawful if approved by independent shareholders representing more than  1/2 (one half) of total shares with valid voting rights owned by the independent shareholders;

c.

in the event the quorum referred to in paragraph 7 point b of this Article is not reached, then a second GMS may be convened and shall be attended by more than  1/2 (one half) of total shares with valid voting rights owned by the independent shareholders and the resolution adopted based on affirmative votes of more than  1/ 2 (one half) of total shares owned by the independent shareholders that are present at the GMS;

d.

in the event the quorum for attendance referred to in paragraph 7 point c of this Article is not reached, then upon the request from the Company, the quorum for attendance, invitation and the schedule of the third GMS shall be determined by the Chairman of Bapepam and LK, by taking into account that the resolution shall be approved by the independent shareholders representing more than  1/2 (one half) of shares with valid voting rights owned by the independent shareholders present at the GMS.

III.	To approve the amendment of Article 17 paragraph 7 of the Articles of Association of the Company thereby it shall henceforth be read as follows:

7.

The President Director shall be authorized to act on behalf of the Board of Directors. In the event the President Director is absent or unavailable due to any reason whatsoever, such absence of which does not need to be proven to third parties, one of the Directors appointed by the President Commissioner shall be authorized to act on behalf of the Board of Directors.

IV.	To approve the amendment of Article 18 paragraph 1 and 3 of the Articles of Association of the Company thereby it shall henceforth be read as follows:

1.

The Board of Directors shall convene a meeting any time it is deemed necessary by the President Director or based on the proposal of at least more than  1/3 (one third) of the total members of the Board of Directors by stating the matters to be discussed.

3.	All meetings of the Board of Directors shall be chaired by the President Director.

In the event of the President Director absence or unavailability, then the meeting of the Board of Directors is chaired by one member of the Board of Directors present.

V.	To approve the amendment of Article 19 of the Articles of Association of the Company thereby it shall henceforth be read as follows:

CONFLICT OF INTEREST

Article 19

1.

The Company may only enter into a transaction that involves a conflict of interest as defined in the prevailing capital market regulations, after obtaining the approval from the independent shareholders in the GMS especially convened for such purpose.

2.

A GMS to resolve matters that involve a conflict of interest shall be convened in accordance with the provisions in Article 15 paragraph 7 of the Company’s Articles of Association and the prevailing capital market regulations.

VI.

To accept the report of Board of Directors on the change of name of one of the majority shareholders of the Company from INDONESIA COMMUNICATIONS PTE. LTD. (ICLS) to QATAR TELECOM (QTEL ASIA) PTE. LTD., since the 11th (eleventh) day of September 2009 (two thousand nine) so that hereinafter the composition of the shareholders of the Company shall be as follows:

a.

REPUBLIC OF INDONESIA, with 1 (one) Series A share and 776,624,999 (seven hundred and seventy six million six hundred and twenty four thousand nine hundred and ninety nine) Series B shares or having a total nominal value of Rp 77,662,500,000.00 (seventy seven billion six hundred and sixty two million five hundred thousand Rupiah);

b.

QATAR TELECOM (QTEL ASIA) PTE. LTD., 3,532,056,600 (three billion five hundred thirty two million fifty six thousand and six hundred) Series B shares or having a total nominal value of Rp 353,205,660,000.00 (three hundred and fifty three billion two hundred and five million six hundred and sixty thousand Rupiah); and

c.

Public 1,125,251,900 (one billion one hundred and twenty five million two hundred and fifty one thousand and nine hundred) Series B shares or having a total nominal value of Rp 112,525,190,000.00 (one hundred and twelve billion five hundred and twenty five million one hundred and ninety thousand Rupiah).

•

thereby totaling 5,433,933,500 (five billion four hundred and thirty three million nine hundred and thirty three thousand five hundred) shares consisting of 1 (one) Series A share and 5,433,933,499 (five billion four hundred and thirty three million nine hundred and thirty three thousand four hundred ninety nine) Series B shares or having a total nominal value of Rp 543,393,350,000.00 (five hundred and forty three billion three hundred and ninety three million three hundred and fifty thousand Rupiah).

VII.	a.

To accept the resignation of Mr. MICHAEL FRANCIS LATIMER and to replace with honor Mr. SETYANTO PRAWIRA SANTOSA as the members of Board of Commissioners of the Company with the appreciation and gratitude as of the closing of this Meeting, and give release and discharge the resigned and replaced Commisioners from supervision liability that they may have incurred between 1 (first) day of January 2009 (two thousand nine) until 31st (thirty first) day of December 2009 and between the 1st (first) day of January 2010 (two thousand ten) until the closing of the Meeting, to the extent that actions taken during such supervision do not conflict with or violate the prevailing laws and regulations;

Furthermore, to appoint Mr. CHRIS KANTER and Mr. ALEXANDER RUSLI, both are as the new Independent Commissioners of the Company for the period commencing from the close of this Meeting until the close of the Annual General Meeting of Shareholders in the year 2012 (two thousand twelve) or in accordance with the Articles of Association of the Company;

b.

To replace with honor Mr. KAIZAD BOMI HEERJEE as member of the Board of Directors of the Company with the appreciation and gratitude as of 30th (thirtieth) day of April 2010 (two thousand ten), and give release and discharge the replaced Director from management liability that he may have incurred between 1 (first) day of January 2009 (two thousand nine) until 31st (thirty first) day of December 2009 and between the 1 st (first) day of January 2010 (two thousand ten) until 30 th (thirtieth) day of April 2010 (two thousand ten), to the extent that actions taken during such management do not conflict with or violate the prevailing laws and regulations;

Furthermore, to appoint Mr. LASZLO IMRE BARTA as the new member of the Board of Directors of the Company for the period commencing from as of 1st (first) day of May 2010 (two thousand ten) until the close of the Annual General Meeting of Shareholders in the year 2010 (two thousand ten) or in accordance with Articles of Association of the Company;

thereby the composition of the members of the Board of Directors and Board of Commissioner of the Company shall become as follows:

BOARD OF DIRECTORS:

-President Director	:	the said Mr. HARRY SASONGKO TIRTOTJONDRO.

-Director	:

Mr. LASZLO IMRE BARTA, born in GYOR, dated 15th (fifteenth) day of November 1968 (one thousand nine hundred sixty eight), entrepreneur, having his address at Jalan Medan Merdeka Barat Number 21, Jakarta Pusat, holder of Passport of Hungary Number BA3112793, Hungarian Citizen.

-Director	:

Mr. FADZRI SENTOSA, born in Jakarta dated the 6th (sixth) day of May 1963 (one thousand nine hundred sixty three), Bentrepreneur, domiciled in Jakarta, Jalan Pejompongan Number 11, Rukun Tetangga 007/Rukun Warga 005, Kelurahan Bendungan Hilir, Kecamatan Tanah Abang, Jakarta Pusat, holder of Identity Card Number 09.5007.060563.0038, Indonesian Citizen.

-Director	:

Mr. PETER WLADYSLAW KUNCEWICZ, born in Coventry, dated 19th (nineteenth) day of December 1953 (one thousand nine hundred fifty three), entrepreneur, having his address at Jalan Medan Merdeka Barat Number 21, Jakarta Pusat, holder of Passport of United Kingdom of Great Britain and Northern Ireland Number 704726772, British Citizen.

-Director	:

Mr. STEPHEN EDWARD HOBBS, born in Chatham, dated 28th (twenty-eighth) day of September 1950 (one thousand nine hundred fifty), entrepreneur, having his address at Jalan Medan Merdeka Barat Number 21, Jakarta Pusat, holder of Passport of United Kingdom of Great Britain and Northern Ireland Number 500318477, British Citizen.

Provided that Mr. LASZLO IMRE BARTA as the Director of the Company shall become effective as of the 1st (first) day of May 2010 (two thousand ten);

BOARD OF COMMISSIONER:

-President Commissioner	:

Mr. ABDULLA MOHAMMED S.A. AL THANI, born in Qatar, dated 20th (twentieth) day of October 1959 (one thousand nine hundred fifty nine), entrepreneur, having his address at PO Box 217 Qtel Tower, 26th Floor West Bay, Doha, Qatar, holder of Passport of Qatari Number S012222, Qatari Citizen.

-Commissioner	:

Mr. JARMAN, born in Bondowoso, dated 23rd (twenty-third) day of March 1957 (one thousand nine hundred fifty seven), Bentrepreneur, domiciled in Pondok Duta Blok AA.2 Number 14, Rukun Tetangga 01/Rukun Warga 23, Kelurahan Bakti Jaya, Kecamatan Sukmajaya, City of Depok, holder of Identity Card Number 32.77.73.1008.11036/73027099, Indonesian Citizen.

-Commissioner	:

Mr. RIONALD SILABAN, born in Riau, dated 23rd (twenty-third) day of April 1966 (one thousand nine hundred sixty six), entrepreneur, domiciled in Jakarta, Jalan Panglima Polim IV Number 14, Rukun Tetangga 007/Rukun Warga 004, Kelurahan Melawai, Kecamatan Kebayoran Baru, Jakarta Selatan, holder of Identity Card Number 09.5307.230466.0172, Indonesian Citizen.

-Commissioner	:

Mr. Doktor NASSER MOHD. A. MARAFIH, born in Qatar, dated 9th (ninth) day of January 1961 (one thousand nine hundred sixty one), entrepreneur, having his address at PO Box 217 Qtel Tower, 26th Floor West Bay, Doha, Qatar, holder of Passport of Qatari Number 00774758, Qatari Citizen.

-Commissioner	:

Mr. RACHMAD GOBEL, born in Jakarta, dated 3rd (third) day of September 1962 (one thousand nine hundred sixty two), entrepreneur, domiciled in Jakarta, Jalan Profesor Supomo Sarjana Hukum, Number 55A, Rukun Tetangga 013/Rukun Warga 003, Kelurahan Tebet, Kecamatan Tebet, Jakarta Selatan, holder of Identity Card Number 09.5301.030962.0228, Indonesian Citizen.

-Commissioner	:

Mr. RICHARD FRANSWORTH SENEY, born in Virginia, dated 31st (thirty-first) day of May 1954 (one thousand nine hundred fifty four), entrepreneur, having his address at Jalan Medan Merdeka Barat Number 21, Jakarta Pusat, holder of Passport of United States of America Number 435646936, United States of America Citizen.

-Independent Commissioner	:

Mr. ALEXANDER RUSLI, born in Sidney, dated 20th (twentieth) day of February 1971 (one thousand nine hundred seventy one), entrepreneur, domiciled in Jakarta, Jalan Lebak Bulus IV/7.A, Rukun Tetangga 007/Rukun Warga 004, Kelurahan Cilandak Barat, Kecamatan Cilandak, Jakarta Selatan, holder of Identity Card Number 09.5306.200271.0116, Indonesian Citizen.

-Independent Commissioner	:

Mr. SOEPRAPTO, born in Tegal, dated 10th (tenth) day of June 1946 (one thousand nine hundred forty six), entrepreneur, domiciled in Jakarta, Jalan Kencur I.L Number 21-22, Rukun Tetangga 008/Rukun Warga 008, Kelurahan Cibubur, Kecamatan Ciracas, Jakarta Timur, holder of Identity Card Number 09.5410.100646.0235, Indonesian Citizen.

-Independent Commissioner	:

Mr. THIA PENG HEOK GEORGE, born in Singapore, dated 30th (thirtieth) day of November 1948 (one thousand nine hundred forty eight), entrepreneur, residing in Singapore, 31 Mount Sinai Rise #12-05, Singapore 276953, holder of Passport of Singapore Number S1051486Z, Singaporean Citizen.

-Independent Commissioner	:

Mr. CHRIS KANTER, born in Manado, dated 25th (twenty-fifth) day of April 1952 (one thousand nine hundred seventy fifty two), entrepreneur, domiciled in Jakarta, Jalan Hangjebat II Number 23A, Rukun Tetangga 004/Rukun Warga 004, Kelurahan Gunung, Kecamatan Kebayoran Baru, Jakarta Selatan, holder of Identity Card Number 09.5307.250452.0003, Indonesian Citizen.

Furthermore the appearer acting as the abovementioned declares that in connection with the resolution grants the power to me, Notary and/or Mr. Doktorandus BAMBANG TEDJO ANGGONO BUDI, Sarjana Hukum, Employee of Office of Notary, acting both jointly and individually, with substitution right to request for approval for the said amendment to the competent authorities, including but not limited to the Minister of Law and Human Rights of the Republic of Indonesia, in accordance with the prevailing provisions of the law and to that end, appears as necessary, prepare, cause to be prepared and sign the letters of application, deed and other documents, furthermore take anything useful or necessary to attain that objective, without exception.

The appearer is acquainted with me, Notary.

IN WITNESS WHEREOF

This deed is made as minutes and authenticated in Central Jakarta on the day and date as mentioned herein in the presence of:

1.

Mr. JOSE DIMA SATRIA, Sarjana Hukum, born in Semarang, dated 14th (fourteenth) day of April 1980 (one thousand nine hundred eighty), Private, domiciled in Tangerang, Jalan Merpati Raya GG Sawo Lily House Number 9, Rukun Tetangga 003/Rukun Warga 001, Kelurahan Sawah Lama, Kecamatan of Ciputat, Tangerang, Banten, holder of Identity Card Number 3603261404800003, temporarily staying in Jakarta;

2.

Mrs. SEPTI NOTARIANA, Sarjana Hukum, born in Bandar Lampung, dated 24th (twenty-fourth) day of September 1980 (one thousand nine hundred eighty), Private, domiciled in Jakarta, Sudirman Tower Condominium (STC) Tower C-6D, Jalan Garnisun Dalam, Kelurahan Karet Semanggi, Kecamatan Setiabudi, Jakarta Selatan, holder of Identity Card Number 08.5008.640980.0011;

•	both are acquainted with, Notary, as witnesses.

After being read out by me, Notary to the appearer and witnesses, this deed was immediately signed by the appearer, witnesses and me, Notary.

Done without alteration.

•	The minutes hereof is duly signed.

•	Issued as tenor.

Substitute Notary in Jakarta,

[signed and sealed]
(AULIA TAUFANI, SH)

I, Rahmi Yunari Ali, SS, an authorized and sworn translator, by virtue of Decision of Governor of DKI Jakarta No. 2238/2004, do hereby declare that on this day Monday, April 5, 2010, I make the translation of this document in accordance with the Indonesian version thereof.